Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Addentax Group Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated July 21, 2015, on the balance sheet of Addentax Group Corp. as of March 31, 2015 and the related statement of operations, changes in shareholder’s equity and cash flows for the period from October 28, 2014 (Inception) to March 31, 2015 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Cutler & Co., LLC
Wheat Ridge, Colorado
August 4, 2015